Exhibit 7

Satisfaction of Effectiveness Condition

RNS Number: 7194G

Petropavlovsk PLC

6 March 2015

PETROPAVLOVSK PLC

US$380,000,000 4 per cent Guaranteed Convertible Bonds due 2015 issued by Petropavlovsk 2010 Limited and guaranteed by and immediately exchangeable for ordinary shares of Petropavlovsk PLC (the Company) (of which US$310,500,000 in principal amount remains outstanding) (the Bonds)

Further to the exchange offer and consent solicitation relating to the Bonds, the Company confirms that the Effectiveness Condition set out in the exchange offer and consent solicitation memorandum dated 2 February 2015 (the Exchange Offer and Consent Solicitation Memorandum) was duly satisfied on 27 February 2015.

Unless otherwise defined herein, capitalised terms in this notice have the same meaning as set out in the Exchange Offer and Consent Solicitation Memorandum.

Enquiries:

Petropavlovsk PLC

Alya Samokhvalova, Group Head of External Communications,

11 Grosvenor Place, London, SW1X 7HH

Telephone: +44 (0) 20 7201 8900

Email: as@petropavlovsk.net

Bank of America Merrill Lynch

Joint Project Co-Ordinator and Corporate Broker

Simon Davy, Managing Director,

2 King Edward Street, London, EC1A 1HQ

Telephone: +44 (0) 20 7995 3759

Email: simon.davy@baml.com

Media Contact

Neil Bennett, Chief Executive Officer

Orion House, 5 Upper St Martin’s Lane, London WC2H 9EA

Telephone: +44 (0) 20 7379 5151

Email:petropavlovsk-maitland@maitland.co.uk

IMPORTANT NOTICE

This notice must be read in conjunction with the Exchange Offer and Consent Solicitation Memorandum. No offer or invitation to acquire or exchange any securities is being made pursuant to this notice.

The exchange offer and consent solicitation (the Exchange Offer and Consent Solicitation) contemplates the securities of a company incorporated under the laws of Jersey and for the securities of a company incorporated under the laws of England and Wales, and is subject to Jersey disclosure requirements and English law disclosure requirements, which are different from those of the United States (the US). The financial information published by the Company has been prepared in accordance with International Financial Reporting Standards and thus may not be comparable to the financial information of US companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the US. Any offer of new securities has been or will be made (a) in the US pursuant to the exemption from (i) the US registration requirements under the Securities Act of 1933 provided by Rule 802 thereunder and (ii) the US tender offer rule

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requirements under the Securities Exchange Act of 1934 provided by Rule 14d-1(c) thereunder and (b) otherwise in accordance with the requirements of Jersey law and English law.

Accordingly, the Exchange Offer and Consent Solicitation will be subject to disclosure and other procedural requirements, including with respect to timetable, that are different from those applicable under US registration requirements and US domestic tender offer procedures and law.

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